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                                                                  EXHIBIT (C)(2)

                                                                  CONFORMED COPY

                        STOCKHOLDERS AGREEMENT dated as of April 27, 1998, among
                  LUCENT TECHNOLOGIES INC., a Delaware corporation ("Parent"), REINDEER ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the persons listed on Exhibit A hereto (each a "Stockholder", and, collectively, the "Stockholders").

            WHEREAS, Parent, Sub and Yurie Systems, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") providing for (i) the making of a cash tender offer (as such offer may be amended from time to time as permitted under the Merger Agreement, the "Offer") by Sub for all the outstanding shares of Common Stock, par value $.01 per share, of the Company ("Company Common Stock") and (ii) the merger of Sub with and into the Company (the "Merger");

            WHEREAS, each Stockholder is the record and beneficial owner of the number of shares of Company Common Stock set forth opposite such Stockholder's name on Exhibit A hereto; such shares of Company Common Stock, as such shares may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with shares of Company Common Stock that may be acquired after the date hereof by such Stockholder, including shares of Company Common Stock issuable upon the exercise of options or warrants to purchase Company Common Stock (as the same may be adjusted as aforesaid), being collectively referred to herein as the "Shares"; and

            WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have requested that the Stockholders enter into this Agreement.

            NOW, THEREFORE, to induce Parent and Sub to enter into, and in consideration of their entering into, the
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Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

            1. Purchase and Sale of Shares. Sub hereby agrees to purchase, and each Stockholder hereby severally and not jointly agrees to sell, all such Stockholder's Shares at a price per Share equal to the Offer Price (as defined in the Merger Agreement), subject only to the condition (which may be waived only by Sub in its sole discretion) that Sub shall have accepted for payment and paid for shares of Company Common Stock pursuant to the Offer (the "Purchase"). The closing of the Purchase shall be effected by each Stockholder tendering all such Stockholder's Shares into the Offer, and by Sub accepting for payment and paying for such Shares pursuant to the terms of the Offer. In addition, if for any reason any Stockholder's Shares are not purchased in the Offer and either
(i) other shares of Company Common Stock are purchased in the Offer or (ii) the Offer is not consummated due to a failure of the Minimum Condition (as defined in the Merger Agreement), Sub shall purchase, and each Stockholder shall sell, all such Stockholder's Shares at a price per Share equal to the Offer Price within five business days following the expiration of the Offer at a time and place to be mutually agreed to between Sub and such Stockholder. In furtherance of the foregoing, each Stockholder hereby severally and not jointly agrees that it shall tender its Shares into the Offer.

            2. Representations and Warranties of the Stockholders. Except as set forth under the caption "Stockholders Agreement" on the Company Disclosure Schedule (as defined in the Merger Agreement), each Stockholder hereby, severally and not jointly, represents and warrants to Parent and Sub as follows:

            (a) Authority. The Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms

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      (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Except for the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and informational filings with the Securities and Exchange Commission, neither the execution, delivery or performance of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby will require any filing with, or permit, authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other domestic governmental or regulatory authority or agency (a "Governmental Entity").

            (b) Conflicting Instruments; No Transfer. Except as disclosed under the caption "Stockholders Agreement Disclosure Schedule" in the Company Disclosure Schedule, neither the execution, delivery or perform ance of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, be in conflict with, or give rise to any right of termination, amendment, cancelation or acceleration under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (a "Lien") upon any of the properties or assets of the Stockholder under, any of the terms, conditions or provisions of any contract, agreement or other instrument, or any judgment, injunction, order, decree, law, regulation or arrangement to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's properties or assets, including the Stockholder's Shares, may be bound, except for any breach, violation, conflict, default, conflict or Lien which, individually or in the aggregate, would not impair or affect the Stockholder's ability to sell, or to deliver his proxy for, the Shares according to the terms of this Agreement and to approve the Merger Agreement and the transactions contemplated thereby.

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            (c) The Shares. The Stockholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, and the Stockholder has good and marketable title to such Shares and will deliver such Shares, free and clear of any Liens, proxies, voting trusts or agreements, understandings or arrangements, except, in the case of Jeong H. Kim, as set forth in the Brody Option (as defined below) and except for any such Liens or proxies arising hereunder. The Stockholder owns of record or beneficially no shares of Company Common Stock other than such Stockholder's Shares.

            (d) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder.

            (e) Merger Agreement. The Stockholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

            3. Representations and Warranties of Parent and Sub. Parent and Sub hereby jointly and severally represent and warrant to the Stockholders as follows:

            (a) Authority. Parent and Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders, constitutes a valid and binding obligation of Parent and Sub enforceable in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or

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      by principles governing the availability of equitable remedies).

            (b) Securities Act. The Shares will be acquired in compliance with, and Sub will not offer to sell or otherwise dispose of any Shares so acquired by it in violation of the registration requirements of, the Securities Act of 1933, as amended.

            (c) Financing. Sub has, or will have at the time that any payment is required to be made to any Stockholder hereunder, the funds necessary to make such payment to such Stockholder.

            4. Covenants of the Stockholders. Each Stockholder, severally and not jointly, agrees as follows:

            (a) The Stockholder shall not, except as contemplated by the terms of this Agreement, (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares (including any options or warrants to purchase Company Common Stock) to any person other than Sub or Sub's designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Shares or (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

            (b) Until the Merger is consummated or the Merger Agreement is terminated, the Stockholder shall not, nor shall the Stockholder permit any investment banker, financial adviser, attorney, accountant or other representative or agent of the Stockholder to, directly or indirectly (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes any Takeover Proposal (as defined in the Merger Agreement) or (ii) participate in any discussions or negotiations regarding any Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment

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      banker, financial advisor, attorney, accountant or other representative or agent of the Stockholder shall be deemed to be a violation of this Section 4(b) by the Stockholder.

            (c) At any meeting of Stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought`, each Stockholder shall, including by initiating a written consent solicitation if requested by Parent, vote (or cause to be voted) such Stockholder's Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement. At any meeting of Stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, such Stockholder shall vote (or cause to be voted) such Stockholder's Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal (collectively, "Alternative Transactions") or (ii) any amendment of the Company's Certificate of Incorporation or Amended and Restated By-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (collectively, "Frustrating Transactions").

            (d) Jeong H. Kim ("Kim") hereby irrevocably instructs Sub and the Paying Agent (as defined in the Merger Agreement), following consummation of the Offer, to pay directly to Kenneth D. Brody ("Brody"), in a manner to be provided in writing to the Paying Agent by Brody, an amount equal to the product of (i) the difference between (A) the Offer Price and (B) $4 and (ii) the number of shares of Company Common Stock subject to the Equity Incentive Agreement dated July 1, 1996 between Brody and Kim (the "Brody Option"), less any applicable tax withholding requirements, and to pay to Kim an aggregate amount equal to the product of

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      $4.00 and such number of shares, with respect to such shares (it being understood and agreed that this irrevocable instruction does not conflict with or alter Brody's rights under the Brody Option in any respect).

            5. Additional Agreements of Designated Stockholders. Each Stockholder listed on Exhibit A with an asterisk next to his name (each, a "Designated Stockholder") owns validly issued and outstanding options to acquire a number of shares of Company Common Stock as set forth opposite his name on Exhibit A attached hereto. Each Designated Stockholder hereby agrees with Parent that, if so requested by Parent at any time and from time to time when Parent reasonably believes the number of outstanding Shares is less than a majority of the outstanding shares of Company Common Stock on a fully diluted basis, each such Designated Stockholder will exercise such number of options as are sufficient, after giving effect to the exercises, to ensure that the number of outstanding Shares continue at all times to represent a majority of the outstanding Shares of the Company Common Stock on a fully diluted basis. Any shares of Company Common Stock received by the Designated Stockholder upon any such exercise shall automatically at such time become "Shares" for all purposes hereunder.

            6. Grant of Irrevocable Proxy; Appointment of Proxy. (a) Each Stockholder hereby irrevocably grants to, and appoints, Pamela F. Craven and Paul D. G. Diczok, and any other individual who shall hereafter be designated by Parent, and each of them, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Shares, or grant a consent or approval in respect of such Shares, at any meeting of Stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement and against any Alternative Transaction or Frustrating Transaction.

            (b) Each Stockholder represents that any proxies heretofore given in respect of such Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

            (c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 6 is given in

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connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, subject to Section 10. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.
Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 218 of the Delaware General Corporation Law. Such irrevocable proxy shall be valid until the later to occur of (i) eleven months from the date hereof or (ii) the termination of this Agreement pursuant to
Section 10.

            7. Further Assurances. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote such Stockholder's Shares as contemplated by Section 6. Parent and Sub jointly and severally agree to use reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed with respect to the transactions contemplated by this Agreement (including legal requirements of the HSR Act).

            8. Indemnification. (a) General. Parent agrees that if any Stockholder is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the extent arising out of or pertaining to such Stockholder solely in his capacity as a stockholder of the Company (in accordance with Section 13) and arising out of or related to this Agreement or the transactions contemplated hereby but excluding any such action, suit or proceeding that is based on facts or circumstances that, if true as of the date hereof, would constitute a breach of such Stockholder's representations, warranties or covenants contained in this Agreement (a "Proceeding"), such Stockholder shall be indemnified and held harmless by Parent to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all Expenses (as hereinafter defined) incurred or suffered by such Stockholder that are directly related to such Proceeding. Such indemnification

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shall inure to the benefit of his heirs, executors and administrators.

            (b) Expenses. As used in this Agreement, the term "Expenses" shall include damages, losses, judgments, liabilities, fines, penalties, settlements, costs, the reasonable attorneys' fees of one counsel who is reasonably satisfactory to Parent for all Stockholders and any other expenses reasonably incurred in connection with a Proceeding.

            (c) Enforcement. If a claim or request under this Section 8 is not paid by Parent or on its behalf, within thirty (30) days after a written claim or request has been received by Parent, any Stockholder may at any time thereafter bring suit against Parent to recover the unpaid amount of the claim or request and if successful in whole or in part, the Stockholder shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification under this Section 8 shall be subject to, and paid in accordance with, applicable Delaware law.

            (d) Partial Indemnification. If any Stockholder is entitled under this Section 8 to indemnification by Parent for a portion of any Expenses, but not, however, for the total amount thereof, Parent shall indemnify such Stockholder for such portion of such Expenses to which such Stockholder is entitled.

            (e) Notice of Claim. Each Stockholder shall promptly deliver to Parent notice of any claim made against him for which indemnification will or could be sought under this Agreement, but the failure of such Stockholder to deliver such notice shall not relieve Parent of any liability Parent may have to the Stockholder except to the extent that Parent is prejudiced thereby. In addition, each Stockholder shall deliver to Parent such information and cooperate with Parent as Parent may reasonably require and as shall be within such Stockholder's power and at such time and places as are reasonably convenient for the Stockholder.

            (f) Defense of Claim. With respect to any Proceeding as to which the Stockholder notifies Parent of the commencement thereof:

            (i) Parent will be entitled to participate therein at its own expense.

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            (ii) Except as otherwise provided below, to the extent that it may wish, Parent will be entitled to assume the defense thereof. The Stockholders also shall collectively have the right to employ one separate counsel, reasonably satisfactory to Parent, in such action, suit or proceeding if counsel for the Stockholders reasonably concludes that failure to do so would involve a conflict of interest between Parent and the Stockholders, and under such circumstances the reasonable fees and expense of such counsel shall be at the expense of Parent.

            (iii) Parent shall not be liable to indemnify the Stockholder under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent.

            (g) Non-exclusivity. The right to indemnification and the payment of Expenses incurred in defending a Proceeding conferred in this Section 8 shall not be exclusive of any other right which any Stockholder may otherwise have.

            9. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Each Stockholder agrees that this Agreement and the obligations of such Stockholder hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs, guardians, administrators or successors.

            10. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earlier of (a) the date upon which the Merger Agreement is terminated pursuant to Article IX thereof and (b) the date that Parent or Sub shall have purchased and paid for all the Stockholders' Shares pursuant to Section 1. Notwithstanding the foregoing, Sections 8, 9, 10, 12, 13, 14 and 15 shall survive any termination of this Agreement.

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            11. Stop Transfer. The Company agrees with, and covenants to, Parent and Sub that the Company shall not register the transfer of any certificate representing any Stockholder's Shares unless such transfer is made in accordance with the terms of this Agreement.

            12. General Provisions.

            (a) Payments. All payments required to be made to any party to this Agreement shall be made by wire transfer of immediately available funds to an account designated by such party at least one trading day prior to such payment.

            (b) Expenses. Except as expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

            (c) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

            (d) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (i)   if to Parent, to

                  Lucent Technologies Inc.
                  600 Mountain Avenue
                  Room 6A 311
                  Murray Hill, NJ 07974
                  Attention: Pamela F. Craven
                             Vice President--Law
                  Telecopy No:  Separately Supplied

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                  with a copy to:

                  Cravath, Swaine & Moore
                  Worldwide Plaza
                  825 Eighth Avenue
                  New York, NY 10019-7475

                  Attention:    Robert I. Townsend, III, Esq.
                  Telecopy No:  Separately Supplied

                  and

            (ii) if to a Stockholder, to the address set forth under the name of such Stockholder on Exhibit A hereto with a copy to:

                  Fried, Frank, Harris, Shriver & Jacobson
                  1001 Pennsylvania Avenue, N.W.
                  Suite 800
                  Washington, D.C. 20004-2505

                  Attention:   Richard A. Steinwurtzel
                  Telecopy No: Separately Supplied

            (e) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

            (f) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            (g) Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Merger Agreement (including the documents and instruments referred to herein and therein) (i) constitute the entire agreement and supersede all prior agreements and understandings,

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      both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            (h) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law principles.

            (i) Publicity. Except as otherwise required by law (including Rule 14d-9 promulgated under the Securities Exchange Act of 1934), court process or the rules of the New York Stock Exchange (with respect to Parent and Sub) or the Nasdaq National Market (with respect to the Company) a national securities exchange or as contemplated or provided in the Merger Agreement, for so long as this Agreement is in effect, none of the Company, each of Stockholders or Parent shall, nor shall Parent or the Company permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement or the Merger Agreement without the consent of the other parties.

            13. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Stockholder signs solely in his or her capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Shares and nothing herein shall limit or affect any actions taken by a Stockholder in its capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

            14. Jurisdiction; Consent to Service of Process. (a) Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction and venue of any Delaware State court, or any Federal court of the United States of America sitting in the District of Delaware and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any

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such suit, action or proceeding may be heard and determined in such Delaware
State court, or, to the extent permitted by law, by removal or otherwise, in such Federal court. It shall be a condition precedent to each party's right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in such Delaware State court or, to the extent permitted by law, by removal or otherwise, in such Federal court. If such Delaware State court, or such Federal court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction. No party to this Agreement may move to (i) transfer any such suit, action or proceeding from such Delaware State court (other than to remove or district to such Federal court), or from such Federal court sitting in the District of Delaware to another jurisdiction or district, (ii) consolidate any such suit, action or proceeding brought in such Delaware State court, or any Federal court with a suit, action or proceeding in another jurisdiction or district or (iii) dismiss any such suit, action or proceeding brought in such Delaware State court, or any Federal court sitting in the District of Delaware for the purpose of bringing the same in another jurisdiction. Each party agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

            (b) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Delaware State court, or any Federal court sitting in the District of Delaware. Each party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and further waives the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party.

            15. Performance by Sub. Parent covenants and agrees for the benefit of the Stockholders that it shall cause Sub to perform in full each obligation of Sub set forth in this Agreement.

            16. Enforcement. The parties agree that irreparable damage would occur in the event that any of the

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provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or any Delaware State court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

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            IN WITNESS WHEREOF, each of Parent and Sub has caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.


                                LUCENT TECHNOLOGIES INC.



                                By /s/ William T. O'Shea
                                  ---------------------------------
                                  Name:   William T. O'Shea
                                  Title:  Vice President


                                REINDEER ACQUISITION, INC.



                                By /s/ Paul D. Diczok
                                  ---------------------------------
                                  Name:   Paul D. Diczok
                                  Title:  Vice President


                                STOCKHOLDERS



                                 /s/ Kwok L. Li
                                ---------------------------------
                                Name:  Kwok L. Li



                                 /s/ Kwok L. Li
                                ---------------------------------
                                Name:  Linsang Partners LLC
                                By:    Kwok L. Li, Chairman


                                 /s/ Felice Li
                                ---------------------------------
                                Name:  Felice Li



                                 /s/ Barton Y. Shigemura
                                ---------------------------------
                                Name:  Barton Y. Shigemura

                               /s/ Jeong H. Kim
                              --------------------------------
                              Name:  Jeong H. Kim



                               /s/ Harry J. Carr
                              --------------------------------
                              Name:  Harry J. Carr

                              /s/ Cynthia Kim
                              --------------------------------
                              Name: Cynthia Kim



ACKNOWLEDGED AND AGREED
TO AS TO SECTION 11 AS OF
THE DATE FIRST WRITTEN ABOVE:

YURIE SYSTEMS, INC.



By /s/ Jeong H. Kim
   ---------------------------

                                                                       EXHIBIT A

                               Number of
                               Record and
Name and Address of            Beneficial              Number of Shares
    Stockholder                  Shares               Underlying Options
-------------------            ----------             ------------------
Jeong H. Kim                   13,287,400(1)
9724 Sorrell Ave.
Potomac, MD 20859

Cynthia Kim                           200(2)
9724 Sorrell Ave.
Potomac, MD 20859

Kwok L. Li & Felice Li             20,000
12400 Ellen Court
Silver Spring, MD 20904

Felice Li                         950,000
12400 Ellen Court
Silver Spring, MD 20904

Linsang Partners LLC            2,200,000
12400 Ellen Court
Silver Spring, MD 20904

*Barton Y. Shigemura                6,000                    990,000
5391 Blackhawk Dr.
Danville, CA 94506

*Harry J. Carr                                             1,000,000
4005 Featherstone Pl.
Alexandria, VA 22304

(1) 687,400 of the Shares are subject to the Brody Option, which Dr. Kim cannot agree to tender.

(2) Dr. Kim disclaims beneficial ownership of the shares held by his spouse.